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                    April 6, 2022

       Vikram Grover
       Chief Executive Officer
       Himalaya Technologies, Inc.
       1 E Erie St, Suite 525 Unit #2420
       Chicago, IL 60611

                                                        Re: Himalaya
Technologies, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed January 18,
2022
                                                            File No. 000-55282

       Dear Mr. Grover:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation